UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 27, 2012

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida		33602
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

On September 27, 2012, an indirect wholly-owned subsidiary of TECO Energy, Inc. (“TECO Energy”), TECO Guatemala Holdings II, LLC (“Guatemala Holdings II”), entered into an equity purchase agreement with Sur Electrica Holding Limited (“SUR”), and two equity purchase agreements with SUR’s wholly-owned subsidiary, Renewable Energy Investments Guatemala Limited (“REIN”) (the three equity purchase agreements are collectively referred to herein as the “EPAs”). SUR and REIN are international business companies organized under the laws of the Commonwealth of the Bahamas. Pursuant to the EPA with SUR, Guatemala Holdings II agreed to sell all of its ownership interests in TPS Guatemala One, Inc. for $12.5 million, and pursuant to the EPAs with REIN, it agreed to sell all of its ownership interests in TPS San Jose International, Inc. for $213.5 million, and TECO Guatemala Services, Ltd. for $1.5 million (TPS Guatemala One, Inc., TPS San Jose International, Inc. and TECO Guatemala Services, Ltd. are collectively referred to herein as the “TECO Guatemala Companies”). The total purchase price for the TECO Guatemala Companies under the EPAs is $227.5 million.

The TECO Guatemala Companies are the ultimate parent companies of (i) Central Generadora Eléctrica San José, Limitada (CGESJ), the owner of an electric generating station located in Guatemala, which consists of a single-unit pulverized-coal baseload facility (the San José Power Station), (ii) Tampa Centro Americana de Electricidad, Limitada (TCAE), the owner of an oil-fired electric generating facility (the Alborada Power Station), (iii) Tecnología Marítima, S.A. (TEMSA), which provides unloading services to third parties in addition to receiving the coal shipments for CGESJ at a port facility, and (iv) TPS Operaciones de Guatemala, Limitada (TPSO), the owner of certain local real estate assets and the employer of the local employees.

The sale of TPS Guatemala One, Inc., which owns 96.06% of TCAE, closed on September 27, 2012. An affiliate of the party that controls the remaining 3.94% interest in TCAE (the “minority holder affiliate”) holds certain contractual rights with respect to TEMSA and CGESJ, including a right of first offer. The right of first offer must be exercised within twenty days, and it is a condition precedent to the closing of the remaining two EPAs that the minority holder affiliate not exercise such right. If the minority holder affiliate exercises such right of first offer, but fails to close on a sale within ninety days of exercise, REIN will be obligated to close on the EPAs absent an intervening event causing a material adverse effect, which includes an adverse change in the credit markets, in which case it has the right to terminate the transaction. Guatemala Holdings II would also receive an additional $2.5 million from REIN in the event that the transactions contemplated in the EPAs are consummated and the minority holder affiliate does not exercise certain rights it holds with respect to CGESJ and TEMSA by 2015.

The EPAs contain customary representations, warranties and covenants, as well as various closing conditions, including the conditions described above. The EPAs also contain indemnification provisions subject to specified limitations as to time and amount. In addition, each EPA is subject to termination by either party if specified closing conditions are not met within the time periods allowed under the EPAs.

See the press release dated September 28, 2012, attached as Exhibit 99.1, for additional information.

Section 8 – Other Events

Item 8.01: Other Events

On September 28, 2012, TECO Energy announced the transaction described in Item 1.01 above, including its expectations for the use of proceeds from the transaction following the closing, which expectations currently include a share repurchases and debt retirement.

See the press release dated September 28, 2012, attached as Exhibit 99.1, for additional information.

Section 9 – Financial Statements and Exhibit

Item 9.01: Financial Statements and Exhibit

(d)	Exhibit

99.1	Press Release dated September 28, 2012 reporting on TECO Energy, Inc.’s entry into a material definitive agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2012	TECO ENERGY, INC.
(Registrant)

/s/ S. W. Callahan
S. W. CALLAHAN
Senior Vice President-Finance & Accounting and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 28, 2012 reporting TECO Energy, Inc.’s entry into a material definitive agreement.